INNSUITES HOSPITALITY TRUST

NONQUALIFIED STOCK OPTION AGREEMENT

[Time-Based Vesting]

Notice of Stock Option Award

InnSuites Hospitality Trust (the “Company”), grants to the Grantee named below, in accordance with the terms of the InnSuites Hospitality Trust 2017 Equity Incentive Plan (the “Plan”) and this Nonqualified Stock Option Agreement (the “Agreement”), an option (the “Stock Option”) to purchase the number of Shares at the exercise price per share (“Exercise Price”) as follows:

Name of Grantee:	{TBD}

Number of Shares:	{TBD} Shares

Exercise Price:	${TBD} per Share

Date of Grant:	{TBD}

Terms of Agreement

1. Grant of Stock Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee, as of the Date of Grant set forth above, this Stock Option to purchase the number of Shares at the Exercise Price as set forth above. This Stock Option is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code.

2. Vesting of Stock Option.

(a) Unless and until terminated as hereinafter provided, the Stock Option shall become vested and exercisable in accordance with the vesting schedule below (subject to rounding conventions adopted by the Company), provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through each applicable Vesting Date.

Shares for which the Stock Option Becomes Vested and Exercisable	Vesting Date
1/3	1st anniversary of the Date of Grant
1/3	2nd anniversary of the Date of Grant
1/3	3rd anniversary of the Date of Grant

(b) Notwithstanding the provisions of Section 2(a), the Stock Option will become immediately vested in full if, prior to a Vesting Date: (i) the Grantee ceases to be employed with the Company and its Subsidiaries by reason of death or Disability (defined by reference to the long-term disability plan covering the Grantee that is maintained by the Company or a Subsidiary); or (ii) a Change in Control occurs while the Grantee is employed by the Company or any Subsidiary.

(c) For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence or layoff approved by the Company.

3. Forfeiture of Stock Option. To the extent that the Stock Option has not yet vested pursuant to Section 2 above, it shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company and its Subsidiaries prior to an applicable Vesting Date other than as provided in Section 2(b).

4. Exercise of Stock Option.

(a) To the extent that the Stock Option becomes vested and exercisable in accordance with Section 2 of this Agreement, it may be exercised in whole or in part from time to time by written notice to the Company or its designee stating the number of Shares for which the Stock Option is being exercised (which number must be a whole number), the intended manner of payment, and such other provisions as may be required by the Company or its designee. The Stock Option may be exercised, during the lifetime of the Grantee, only by the Grantee, or in the event of his legal incapacity, by his guardian or legal representative acting on behalf of the Grantee in a fiduciary capacity under state law and court supervision. If the Grantee dies before the expiration of the Stock Option, all or part of this Stock Option may be exercised (prior to expiration) by the personal representative of the Grantee or by any person who has acquired this Stock Option directly from the Grantee by will, bequest or inheritance, but only to the extent that the Stock Option was vested and exercisable upon the Grantee’s death.

(b) The Exercise Price is payable (i) in cash or by certified or cashier’s check or other cash equivalent acceptable to the Company payable to the order of the Company, (ii) by surrender of Shares (including by attestation) owned by the Grantee having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (iii) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by Applicable Laws), or (iv) by a combination of the foregoing methods.

5. Term of Stock Option. The Stock Option will terminate, to the extent not previously exercised or forfeited, on the earliest of the following dates (the “Expiration Date”):

(a) One year after the termination of the Grantee’s employment by the Company and its Subsidiaries due to death or Disability;

(b) Three months after the termination of the Grantee’s employment with the Company and its Subsidiaries for any reason other than for death, Disability or Cause (as defined below);

(c) Immediately upon termination of employment, if the Grantee’s employment is terminated by the Company and its Subsidiaries for Cause (as defined below); or

(d) Midnight on the tenth anniversary of the Date of Grant.

Notwithstanding the foregoing provisions of this Section 5, the period during which the Stock Option can be exercised after a termination of employment subject to Section 5(b) above will automatically be extended if, on the scheduled expiration date of such Stock Option as set forth above, the Grantee cannot exercise the Stock Option because such an exercise would violate an applicable federal, state, local, or foreign law; provided, however, that such period shall not extend beyond the earlier of (i) thirty days after the exercise of the Stock Option first would no longer violate an applicable federal, state, local, and foreign law, or (ii) the tenth anniversary of the Date of Grant. For purposes of this Agreement, “Cause”, unless otherwise defined in an employment agreement or similar agreement between the Grantee and the Company or a Subsidiary, means the Grantee’s (i) willful refusal to follow lawful directives of the Company which are consistent with the scope and nature of the Grantee’s duties and responsibilities (other than an isolated, insubstantial or inadvertent action or failure which is remedied by the Grantee within 10 days after written notice from the Company); (ii) conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, fraud or embezzlement; (iii) gross negligence or willful misconduct resulting in a material loss to the Company or any of its Subsidiaries or material damage to the reputation of the Company or any of its Subsidiaries; (iv) material breach of any one or more of the covenants contained in any proprietary interest protection, confidentiality, non-competition or non-solicitation agreement between the Grantee and the Company or a Subsidiary or (v) violation of any statutory or common law duty of loyalty to the Company or any of its Subsidiaries.

6. Delivery of Shares. Subject to the terms and conditions of this Agreement, Shares shall be issuable to the Grantee as soon as administratively practicable following the date the Grantee (a) exercises the Stock Option in accordance with Section 4 hereof, (b) makes full payment to the Company or its designee of the Exercise Price, and (c) makes arrangements satisfactory to the Company (or any Subsidiary, if applicable) for the payment of any required withholding taxes related to the exercise of the Stock Option. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares until such Shares have been issued to the Grantee in accordance with this Section 6.

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7. Transferability. The Stock Option may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee; provided that the Grantee’s rights with respect to such Stock Option may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 7 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Stock Option.

8. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee, in each case with or without Cause.

9. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

10. Taxes and Withholding. The Grantee is responsible for any federal, state, local or other taxes with respect to the Stock Option. The Company does not guarantee any particular tax treatment or results in connection with the grant or exercise of the Stock Option or the delivery of Shares. To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Agreement, then the Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact, unless the Company and the Grantee agree to another method.

11. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Stock Option; provided that, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

12. Adjustments. The Exercise Price and the number and kind of Shares covered by this Agreement shall be subject to adjustment as provided in Section 15 of the Plan.

13. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect in a material way the rights of the Grantee under this Agreement without the Grantee’s consent unless otherwise provided in the Plan.

14. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Stock Option.

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16. Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

17. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

18. Use of Grantee’s Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

19. Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

(signature page follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

InnSuites Hospitality Trust

By:
Name:
Title:

GRANTEE

Name:

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